EXHIBIT 2.1(C)

                      SECOND AMENDMENT TO MERGER AGREEMENT

      THIS SECOND AMENDMENT TO MERGER AGREEMENT (the "Amendment") is executed effective as of the ____ day of November, 1999, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), PLANT MAINTENANCE, INC., a Delaware corporation ("PMI-Delaware") and successor-by-merger to Plant Acquisition, Inc. and Plant Maintenance, Inc., WILLIAM D. DENSON, an individual residing in Oklahoma, DARRELL G. SALLEE, an individual residing in Oklahoma, and JOHN P. JORDEN, JR., an individual residing in Texas. Invatec, PMI-Delaware, Mr. Denson, Mr. Sallee and Mr. Jorden are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party." Except as otherwise specifically indicated herein, all defined terms contained herein shall have the same meanings as contained in that certain Merger Agreement (the "Original Merger Agreement") dated effective June 29, 1998, executed by Invatec, Plant Acquisition, Inc., Plant Maintenance, Inc., Mr. Denson, Mr. Sallee and Mr. Jorden, as amended by that certain Amendment to Merger Agreement (the "First Amendment") dated effective September 25, 1998, executed by the Parties (the Original Merger Agreement, as amended by the First Amendment, is hereinafter referred to as the "Merger Agreement").

      WHEREAS, Invatec has provided to Mr. Denson, Mr. Sallee and Mr. Jorden (the "Former PMI Shareholders"), on a confidential basis pursuant to the Confidentiality and Nondisclosure Agreement entered into as of October __, 1999, (the "Confidentiality Agreement"), information regarding one or more possibilities for a potential Restructuring (as defined in the Confidentiality Agreement) and, in connection with a Restructuring, Invatec has requested that the Former PMI Shareholders and certain other third parties (collectively, the "Holders"), including certain former owners of companies acquired by Invatec, and certain holders of debt or preferred stock issued by Invatec or its subsidiaries, amend the terms of the obligations owed to such Holders (any agreements entered into with any Holders, if any, being hereinafter referred to collectively as the "Holders' Modification Agreements"), in order to allow Invatec to pursue, discuss and negotiate a Restructuring and induce the stockholders of Invatec to approve or otherwise participate in a Restructuring and any other Restructuring approved by Invatec, and to enter into and consummate any transactions which may arise therefrom or in connection therewith (any such Restructuring and such transactions being hereinafter collectively referred to as the "Transaction");

      WHEREAS, the Former PMI Shareholders have agreed to modify the terms of Invatec's obligations to them under the Merger Agreement on the terms hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Paragraph 6(C) of the Merger Agreement is hereby deleted in its entirety, and substituted therefor is the following:

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            "(C) SHARES OF INVATEC COMMON STOCK NOT SOLD WITHIN TWELVE MONTHS.
      If the Current Market Price as of the Subsequent Measurement Date is less than the Agreed Closing Value of Invatec Stock, then Invatec will pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder in the Acquisition (after giving effect to any adjustment pursuant to PARAGRAPH 5) and still owned by such Stockholder as of the Subsequent Measurement Date, (a) if such payment is made on or before January 31, 2000, Four and 57/100 Dollars ($4.57), payable in cash, or (b) if such payment is made after January 31, 2000, Six and 85/100 Dollars ($6.85), which payment may be made by Invatec, at Invatec's option, either in cash or by issuing to each Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date.

The Current Market Price as of the Subsequent Measurement Date was less than the Agreed Closing Value of Invatec Common Stock under the Agreement. Notwithstanding any provision hereof to the contrary, if the tender offer price on the date of commencement of the tender in the transaction currently contemplated by Invatec is less than One and 68/100 Dollar ($1.68) per share, then this Agreement shall terminate and be of no further force or effect upon the expiration of five (5) business days after the commencement of the tender, unless the Stockholders execute a written instrument waiving this termination right within such five (5) business day period.

      2. The Parties hereby acknowledge and agree that as of the Subsequent Measurement Date, Mr. Denson owned Two Hundred Ten Thousand Eighty-Six (210,086) shares of Invatec Common Stock issued to him in the Acquisition, and that upon execution hereof he will be entitled to (a) Nine Hundred Sixty Thousand Ninety-Three and 02/100 Dollars ($960,093.02), all of which is to be paid in cash, if such payment is made on or before January 31, 2000, or (b) One Million Four Hundred Thirty-Nine Thousand Eighty-Nine and 10/100 Dollars ($1,439,089.10), which payment may be made by Invatec, at Invatec's option, either in cash or by issuing to each Stockholder Invatec Common Stock as contemplated above, if such payment is made after January 31, 2000.

      3. The Parties hereby acknowledge and agree that as of the Subsequent Measurement Date, Mr. Sallee owned Two Hundred Ten Thousand Eighty-Six (210,086) shares of Invatec Common Stock issued to him in the Acquisition, and that upon execution hereof he will be entitled to (a) Nine Hundred Sixty Thousand Ninety-Three and 02/100 Dollars ($960,093.02), all of which is to be paid in cash, if such payment is made on or before January 31, 2000, or (b) One Million Four Hundred Thirty-Nine Thousand Eighty-Nine and 10/100 Dollars ($1,439,089.10), which payment may be made by Invatec, at Invatec's option, either in cash or by issuing to each Stockholder Invatec Common Stock as contemplated above, if such payment is made after January 31, 2000.

      4. The Parties hereby acknowledge and agree that as of the Subsequent Measurement Date, Mr. Jorden owned Eighty Thousand Thirty-Two (80,032) shares of Invatec Common Stock issued to him in the Acquisition, and that upon execution hereof he will be entitled to (a) Three Hundred Sixty-Five Thousand Seven Hundred Forty-Six and 24/100 Dollars ($365,746.24), all of which is to be paid in cash, if such payment is made on or before January 31, 2000, or (b) Five

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Hundred Forty-Eight Thousand Two Hundred Nineteen and 20/100 Dollars
($548,219.20), which payment may be made by Invatec, at Invatec's option, either in cash or by issuing to each Stockholder Invatec Common Stock as contemplated above, if such payment is made after January 31, 2000.

      5. In the event the payments provided for in subparagraph (b) of Sections 2, 3 and 4 hereof are made in shares of Invatec common stock, Invatec agrees to, and to cause Chase Mellon Shareholder Services, L.L.C. as Rights Agent to, enter into an amendment to the Rights Agreement dated as of September 18, 1997, exempting from the provisions of that agreement the issuance of any shares of Invatec common stock pursuant to subparagraph (b) of Sections 2, 3 and 4 hereof.

      6. Each Party hereby agrees not to file any claim or cause of action against any person or entity, whether or not a party to this Agreement, with respect to the Merger Agreement or any of the transactions contemplated therein, prior to January 31, 2000 (the "Standstill Expiration Date").

      7. The Parties agree that any limitations periods for bringing a claim or cause of action not already barred at the date of this Amendment but which would expire before the Standstill Expiration Date, are hereby tolled and extended through and including February 15, 2000. This Amendment shall not serve to extend or in any manner affect limitations periods which would not otherwise expire prior to the Standstill Expiration Date, nor shall it serve to revive any claims or actions upon which limitations have expired at the date of this Amendment. Each Party acknowledges and confirms that in no way shall the terms and provisions hereof be, or be construed to be, an admission of any liability of any Party to any other Party, or an acknowledgment of the validity of any claim or potential claim of any other Party.

      8. Effective upon receipt of the cash payments of $4.57 per share of Invatec common stock on or before January 31, 2000, as contemplated in subparagraph (a) of Sections 2, 3 and 4 hereof, to the maximum extent permitted by applicable law, each of the Former PMI Shareholders releases and forever discharges Invatec and its officers, directors, shareholders, employees, agents, representatives and affiliates, and their respective heirs, administrators, successors and assigns (individually a "Released Party" and collectively, the "Released Parties"), from (i) any and all debts, liabilities, obligations, claims, demands, actions or causes of action that arise out of or are based upon any misrepresentation, omission, transaction, fact, event or other matter related to, based upon or arising out of the Merger Agreement, as amended hereby, this Amendment or any of the transactions contemplated herein or therein (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT). If such cash payments are not made on or before January 31, 2000, this release shall be void and of no force or effect. Each of the Former PMI Shareholders (i) acknowledges that he fully comprehends and understands all the terms of this release and its legal effects, and (ii) expressly represents and warrants that (a) he is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of any Released Party or any of their agents, employees or representatives, and (b) he has had the opportunity to consult with an attorney of his choice regarding this release and has done so.


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      9. The Former PMI Shareholders understand that Invatec is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Former PMI Shareholders have been furnished a copy of Invatec's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1999 (collectively, the "Reports"). The Former PMI Shareholders have (i) for a reasonable amount of time had an opportunity to ask questions and receive answers concerning the Reports, Invatec and its business, the terms and conditions of the Restructuring, this Agreement and the Holders' Modification Agreements, and are satisfied with the results thereof, (ii) been given access, if requested, to all other documents with respect to Invatec or the Restructuring, as well as to such other information as the Former PMI Shareholders have requested, and (iii) and relied solely on investigations conducted by the Former PMI Shareholders in making the decision to execute an deliver this Agreement.

      10. All other terms, conditions and covenants contained in the Merger Agreement shall remain in full force and effect except as expressly amended herein. The Parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except as the same are expressly amended hereby. In addition, the Parties acknowledge and agree that (a) the form, terms and provisions of any Transaction may change, (b) such changes may be material, (c) any Transaction may be abandoned for a different Restructuring, and (d) the obligations of each Party hereunder shall remain in full force and effect with respect to such changed or different Transaction, provided that under any different terms of the Transaction, or any different Transaction or Restructuring, each Former PMI Shareholder receives (or is entitled to receive, at such Former PMI Shareholder's option) an aggregate of at least Six and 25/100 Dollars ($6.25) for each share of Invatec Common Stock issued to him in the Acquisition, which payment shall include full and final payment, compromise and settlement of the obligations under Section Paragraph 6(C) of the Merger Agreement, and consideration for the acquisition (in any form) of each such share.

      11. Although Invatec agrees to pursue the execution and delivery of the Holders' Modification Agreements by the other Holders, this Amendment shall be binding upon, and inure to the benefit of, each of the Parties, and their respective heirs, executors, administrators, successors and assigns, regardless of whether any other Holder executes a Holders' Modification Agreement.

      12. From time to time after the execution hereof, at the request of Invatec or its successors or assigns, each other Party shall execute and deliver such further documents and take such other and further actions as may be reasonably requested by Invatec or its successors or assigns arising out of this Amendment or any of the agreements or transactions contemplated herein.

      13. Each of the undersigned representatives of each Party represents and warrants that his signature constitutes the valid and binding act of such Party, and that he has been duly authorized, empowered and directed to execute and eliver this Amendment.

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      14. The Merger Agreement, this Amendment, and the Confidentiality
Agreement embody the entire agreement and understanding among the Parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the Parties.

      15. This Amendment may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Amendment.

      IN WITNESS WHEREOF, this Amendment has been executed and delivered to be effective as of the date first set forth above.

                                    INNOVATIVE VALVE
                                    TECHNOLOGIES, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart, President

                                    PLANT MAINTENANCE, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart, Vice President


                                    WILLIAM D. DENSON
                                    WILLIAM D. DENSON

                                    DARRELL G. SALLEE
                                    DARRELL G. SALLEE

                                    JOHN P. JORDEN, JR.
                                    JOHN P. JORDEN, JR.

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